Exhibit 99.1

Green River Processing Operations

Combined Financial Statements
For the Periods Ended June 30, 2014 and 2013, and the Years Ended December 31, 2013, 2012 and 2011, and As of June 30, 2014, and December 31, 2013 and 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors of QEP Midstream Partners, LP:
In our opinion, the accompanying combined balance sheets and the related combined statements of operations, equity, and cash flows present fairly, in all material respects, the financial position of Green River Processing Operations at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
September 12, 2014

GREEN RIVER PROCESSING OPERATIONS
COMBINED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
	(in millions)
REVENUE
NGL sales	$41.1	$32.8	$67.7	$107.3	$137.0
Processing (fee-based) revenue	16.6	17.4	36.1	35.4	20.5
Purchased gas and NGL sales	1.0	6.5	5.1	10.6	—
Total Revenue	58.7	56.7	108.9	153.3	157.5
OPERATING EXPENSES
Processing expense	5.3	4.6	10.1	10.3	7.4
Processing plant fuel and shrinkage	13.3	11.8	23.5	25.9	40.9
Transportation and fractionation costs	3.9	5.4	12.0	21.1	3.2
Purchased gas and NGL expense	1.0	6.5	5.2	9.6	—
General and administrative	8.4	4.2	10.2	8.7	8.2
Taxes other than income taxes	0.6	0.5	1.0	1.0	0.5
Depreciation and amortization	4.4	3.3	7.9	9.4	5.0
Total Operating Expenses	36.9	36.3	69.9	86.0	65.2
OPERATING INCOME	21.8	20.4	39.0	67.3	92.3
Interest income from related party	—	1.7	2.5	4.6	4.3
INCOME BEFORE INCOME TAXES	21.8	22.1	41.5	71.9	96.6
Income taxes	(7.6)	(7.7)	(14.5)	(25.1)	(33.8)
NET INCOME	$14.2	$14.4	$27.0	$46.8	$62.8

See notes accompanying the combined financial statements.

GREEN RIVER PROCESSING OPERATIONS
COMBINED BALANCE SHEETS

	June 30, 2014	December 31,
		2013	2012
	(unaudited)
ASSETS	(in millions)
Current assets:
Cash and cash equivalents	$—	$—	$—
Accounts receivable, net	14.5	12.5	25.7
Accounts receivable from related party	14.7	4.0	3.7
Deferred income taxes - current	0.4	0.4	0.5
Natural gas imbalance receivable	4.8	2.5	0.9
Inventory, at lower of average cost or market	2.7	1.0	8.3
Total current assets	37.1	20.4	39.1
Property, plant and equipment, net	275.4	276.0	254.0
Note receivable from related party	—	—	76.0
Other noncurrent assets	0.1	1.3	1.3
Total assets	$312.6	$297.7	$370.4

LIABILITIES
Current liabilities
Accounts payable	$14.2	$11.6	$8.6
Accounts payable to related party	22.8	24.7	12.0
Income taxes payable	37.6	34.3	29.1
Natural gas imbalance liability	4.8	2.5	0.9
Other current liabilities	2.1	1.7	1.2
Total current liabilities	81.5	74.8	51.8
Asset retirement obligation	4.8	4.7	3.8
Deferred income taxes	82.1	77.8	68.4
Commitments and contingencies (see Note 6)

EQUITY
Owners' net investment	144.2	140.4	246.4
Total net equity	144.2	140.4	246.4
Total liabilities and equity	$312.6	$297.7	$370.4

See notes accompanying the combined financial statements.

GREEN RIVER PROCESSING OPERATIONS
COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
	(in millions)
OPERATING ACTIVITIES
Net income	$14.2	$14.4	$27.0	$46.8	$62.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4.4	3.3	7.9	9.4	5.0
Deferred income taxes	4.3	4.9	9.3	14.4	15.4
Changes in operating assets and liabilities:
Accounts receivable	(12.7)	17.5	12.9	9.1	(28.9)
Inventory, at lower of average cost or market	(1.7)	7.3	7.3	(2.4)	(1.2)
Accounts payable and accrued expenses	(0.4)	5.7	22.9	(11.0)	18.8
Income taxes	3.3	2.8	5.2	10.7	18.4
Other	1.5	0.3	0.8	0.1	(1.8)
Net cash provided by operating activities	12.9	56.2	93.3	77.1	88.5

INVESTING ACTIVITIES
Property, plant and equipment	(2.5)	(19.7)	(36.3)	(56.9)	(42.7)
(Issuance) repayments of note receivable (with related party), net	—	(53.4)	76.0	(21.3)	(42.5)
Net cash used in investing activities	(2.5)	(73.1)	39.7	(78.2)	(85.2)

FINANCING ACTIVITIES
Contributions from (distributions to) parent	(10.4)	16.9	(133.0)	1.1	(3.3)
Net cash used in financing activities	(10.4)	16.9	(133.0)	1.1	(3.3)
Change in cash and cash equivalents	—	—	—	—	—

Beginning cash and cash equivalents	—	—	—	—	—
Ending cash and cash equivalents	$—	$—	$—	$—	$—

Supplemental Disclosures:
Non-cash investing activities
Change in capital expenditure accrual balance	$1.1	$(5.7)	$(7.1)	$4.4	$(11.0)

See notes accompanying the combined financial statements.

GREEN RIVER PROCESSING OPERATIONS
COMBINED STATEMENT OF EQUITY

Total Net Equity
(in millions)
Balance at December 31, 2010	$139.0
Net income	62.8
Distribution to parent, net	(3.3)
Balance at December 31, 2011	$198.5
Net income	46.8
Contribution from parent, net	1.1
Balance at December 31, 2012	$246.4
Net income	27.0
Distribution to parent, net	(133.0)
Balance at December 31, 2013	$140.4
Net income	14.2
Distribution to parent, net	(10.4)
Balance at June 30, 2014	$144.2

See notes accompanying the combined financial statements.

GREEN RIVER PROCESSING OPERATIONS
NOTES ACCOMPANYING THE COMBINED FINANCIAL STATEMENTS

Note 1—Description of Business and Basis of Presentation

Green River Processing Operations ("Green River Processing" or the "Business") consists of the assets and operations of the Blacks Fork complex and the Emigrant Trail plant, both of which are located in southwest Wyoming. The combined processing capacity of Green River Processing's assets is 890 million cubic feet per day, or MMcf/d, of which 560 MMcf/d is cryogenic capacity and 330 MMcf/d is Joule-Thomson processing capacity. In addition, there is 15,000 barrels per day of natural gas liquids ("NGL") fractionation capacity at the Blacks Fork complex.

Green River Processing was historically wholly owned by QEP Field Services ("QEPFS"). QEPFS is a Delaware corporation that owns and operates a diversified portfolio of midstream energy assets and is a wholly owned subsidiary of QEP Resources, Inc. ("QEP"). On July 1, 2014, QEPFS conveyed the Business to Green River Processing, LLC (the "Contribution") in connection with its sale of 40% of the membership interests in Green River Processing, LLC to QEP Midstream Partners, LP. Green River Processing, LLC is a Delaware limited liability company that was organized on February 6, 2014, by QEPFS, its sole member.

Basis of Presentation
The combined financial statements represent the assets, liabilities and operations of Green River Processing. The combined financial statements have been prepared from the historical accounting records of QEPFS and are presented on a carve-out basis to include the historical performance of Green River Processing as the Contribution was accounted for as a reorganization of entities under common control. All assets and liabilities specifically identified with the Business described above have been included in the Combined Balance Sheets. The combined financial information included herein contains certain allocations based on the historical activity levels to reflect the combined financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") and may not necessarily reflect the financial position, results of operations and cash flows of Green River Processing in the future or as if it had existed as a separate, stand-alone business during the periods presented.
The costs of doing business incurred by QEPFS or QEP on the Business' behalf has been reflected in the accompanying financial statements. These costs include general and administrative expenses allocated by QEPFS or QEP to Green River Processing in exchange for:

•	business services, such as payroll, accounts payable and facilities management;

•	corporate services, such as finance and accounting, legal, human resources, investor relations and public and regulatory policy;

•	executive compensation, including share-based compensation; and

•	other post-retirement benefit costs.

In the opinion of management, the allocations have been made on a reasonable basis and have been consistently applied for each period presented.

Transactions between Green River Processing and QEPFS or QEP have been identified in the combined financial statements as transactions between related parties (see Note 3).

Unaudited Interim Combined Financial Statements
The accompanying interim combined financial statements as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 are unaudited. The unaudited interim statements have been derived from QEPFS’ historical financial records and prepared on the same basis as the audited combined financial statements. In the opinion of management, the unaudited interim combined financial statements reflect all adjustments necessary to fairly state the Business' financial position at June 30, 2014, its net income and cash flows for the six months ended June 30, 2014 and 2013 and its division of equity for the six months ended June 30, 2014. All such adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of annual results.
Note 2—Summary of Significant Accounting Policies

Use of Estimates
The preparation of the combined financial statements and notes in conformity with GAAP requires that management formulate estimates and assumptions that affect revenue, expenses, assets, liabilities and the disclosure of contingent assets and liabilities.

Items subject to estimates and assumptions include the carrying amount of property, plant and equipment, valuation allowances for receivables, income taxes, accrued liabilities, accrued revenue and related receivables and obligations related to employee benefits, among others. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Revenue Recognition
Green River Processing provides processing services under fee-based and keep-whole contracts. Under fee-based arrangements, the Business receives a fee or fees for gas processing and NGL marketing services. The revenue earned from fee-based arrangements is tied directly to the volume of gas processed by the facilities or the volume of NGL sold and is not directly dependent on commodity prices. A portion of the fee-based agreements provide for minimum annual payments, which are recognized as revenue pursuant to the contract terms.

Under keep-whole arrangements, Green River Processing processes the natural gas for a customer and retains the resulting NGL. The extraction of NGL from natural gas during processing reduces the Btu content of the gas. As a result, Green River Processing must either purchase gas at market prices to return to producers or make a cash payment to the producers equal to the value of the natural gas.

Cash and Cash Equivalents
Green River Processing's operations were funded by QEP and managed under QEP’s centralized cash management program. Cash equivalents consist principally of repurchase agreements with maturities of three months or less. The repurchase agreements are highly liquid investments in overnight securities made through the commercial-bank accounts that result in available funds the next business day.

Accounts Receivable Trade
Green River Processing's receivables consist primarily of third-party and QEP invoices. Management routinely assesses the recoverability of all material trade and other receivables to determine their collectability. Green River Processing's allowance for bad-debt expense was $0.1 million as of December 31, 2013. There was no allowance for bad-debt expense as of December 31, 2012 or June 30, 2014.

Property, Plant and Equipment
Property, plant and equipment primarily consists of processing and fractionation facilities and are stated at the lower of historical cost, less accumulated depreciation or fair value, if impaired. Construction-related direct labor and material costs are capitalized. Maintenance and repair costs are expensed as incurred, except substantial compression overhaul costs that are capitalized and depreciated. Assets placed into service are depreciated, on a straight-line-basis, over the estimated useful life of the asset.

Impairment of Long-lived Assets
We evaluate whether long-lived assets have been impaired and determine if the carrying amount of the assets may not be recoverable. Impairment is indicated when a triggering event occurs and/or the estimated fair value of an evaluated asset is less than the asset’s carrying value. If impairment is indicated, the asset would be reduced to the estimated fair value. There were no long-lived asset impairments during the six months ended June 30, 2014 or 2013, or during the years ended December 31, 2013, 2012 or 2011.

Asset Retirement Obligations
Asset retirement obligations (“ARO”) associated with the retirement of tangible long-lived assets are recognized as liabilities with an increase to the carrying amounts of the related long-lived assets in the period incurred. The cost of the tangible asset, including the asset retirement costs, is depreciated over the useful life of the asset. ARO are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at our credit-adjusted, risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. If estimated future costs of ARO change, an adjustment is recorded to both the ARO and the long-lived asset. Revisions to estimated ARO can result from changes in retirement cost estimates, revisions to estimated inflation rates and changes in the estimated timing of abandonment.

Natural Gas Imbalances
The combined balance sheets include natural gas imbalance receivables or payables resulting from differences in gas volumes received by customers and gas volumes delivered to interstate pipelines. Natural gas volumes owed to or by Green River Processing that are subject to tariffs are valued at market index prices, as of the balance sheet dates, and are subject to cash settlement procedures. Other natural gas volumes owed to or by Green River Processing are valued at the Business’ weighted average cost of natural gas as of the balance sheet dates and are settled in-kind.

Litigation and Other Contingencies
In accordance with ASC 450, Contingencies, an accrual is recorded for a loss contingency when its occurrence is probable and damages can be reasonably estimated based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes. Management regularly reviews contingencies to determine the adequacy of its accruals and related disclosures. The amount of ultimate loss may differ from these estimates. See Note 6 —Commitments and Contingencies, for additional information.

Green River Processing accrues losses associated with environmental obligations when such losses are probable and can be reasonably estimated. Accruals for estimated environmental losses are recognized no later than at the time the remediation feasibility study, or the evaluation of response options, is complete. These accruals are adjusted as additional information becomes available or as circumstances change. Future environmental expenditures are not discounted to their present value. Recoveries of environmental costs from other parties are recorded separately as assets at their undiscounted value when receipt of such recoveries is probable.

Credit Risk
Exposure to credit risk may be affected by the concentration of customers due to changes in economic or other conditions. Customers include individuals and commercial and industrial enterprises that may react differently to changing conditions. Management believes that its credit-review procedures, loss reserves, customer deposits and collection procedures have adequately provided for usual and customary credit-related losses.

The customers accounting for 10% or more of Green River Processing’s combined revenue for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Enterprise Products Operating, LP	$45.7	$89.6	$106.9
QEP	33.3	33.1	17.6

Green River Processing’s principal customers are Enterprise Products Operating, LP and QEP. Except for those customers listed above, no other single customer accounted for greater than 10% of revenue during 2013, 2012 and 2011. Management believes that the risk of loss of a large customer is remote as a result of its contractual obligations.

Post-Retirement Employee Benefit Plans
Green River Processing is allocated a portion of the expense associated with the various employee benefit plans of QEP. These plans include but are not limited to a qualified defined benefit pension plan, unfunded nonqualified supplementary retirement plan, post-retiree medical plan, and an employee investment plan. For purposes of the combined financial statements, Green River Processing is considered to be participating in the employee benefit plans of QEP. As a participant in the benefit plans, Green River Processing recognizes in each period the allocation from QEP as expense, but it does not recognize any employee benefit plan liabilities.

Income Taxes
Deferred income taxes are provided for the temporary differences arising between the book and tax carrying amounts of assets and liabilities. These differences create taxable or tax-deductible amounts for future periods. We record interest earned on income tax refunds in interest and other income and record penalties and interest charged on tax deficiencies in interest expense.

ASC 740, Income Taxes, specifies the accounting for uncertainty in income taxes by prescribing a minimum recognition threshold for a tax position to be reflected in the financial statements. If recognized, the tax benefit is measured as the largest amount of tax benefit that is more-likely-than-not to be realized upon ultimate settlement. Management has considered the amounts and the probabilities of the outcomes that could be realized upon ultimate settlement and believes that it is more-likely-than-not that our recorded income tax benefits will be fully realized. There were no unrecognized tax benefits at the beginning or end of the twelve-month periods ended December 31, 2013, 2012 and 2011. Federal income tax returns for 2011 and 2012 are closed by the Internal Revenue Service. Income tax returns for 2013 have not yet been filed. Most state tax returns for 2010 and subsequent years remain subject to examination.

Fair Value Measurements
We did not have any assets or liabilities accounted for at fair value on a recurring basis as of June 30, 2014, and December 31, 2013 and 2012. We believe the carrying value of our current assets and liabilities approximate fair value. The carrying amount of our note receivable from related party approximates fair value and is a Level 1 investment.

The initial measurement of ARO at fair value is calculated using discontinued cash flow techniques and based on internal estimates of future retirement costs associated with property, plant and equipment. Significant Level 3 inputs are used in the calculation of ARO and include retirement costs and asset lives. A reconciliation of our ARO is presented in Note 5—Asset Retirement Obligations.

Recent Accounting Developments
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which seeks to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The amendments are effective prospectively for reporting periods beginning after December 15, 2016 and early adoption is not permitted. The Business is currently assessing the impact on its consolidated financial statements.

Note 3—Related Party Transactions

Green River Processing provides gas processing and NGL marketing services for QEP resulting in related party transactions. The following discussion describes these related party transactions in more detail.

Centralized Cash Management
QEP operates a cash management system whereby excess cash from its various subsidiaries, held in separate bank accounts, is swept to a centralized account. Sales and purchases related to third-party transactions are settled in cash but are received or paid by QEP within the centralized cash management system.

Note Receivable from Related Party
QEPFS has various debt and note agreements in place with QEP. A portion of QEPFS' debt and interest was allocated to Green River Processing and QEPFS' other operating assets based upon capital expenditures and working capital. At December 31, 2012, Green River Processing had a $76.0 million note receivable related to its allocation from QEPFS that is included in "Note receivable from related party" on the Combined Balance Sheets. There were no amounts outstanding as of December 31, 2013 or June 30, 2014. Additionally, Green River Processing had interest income related to its allocated note receivable included in "Interest income from related party" on the Combined Statements of Operations.

Allocation of Costs
The employees supporting Green River Processing’s operations are employees of QEP and QEPFS. General and administrative expense for Green River Processing was $10.2 million, $8.7 million and $8.2 million for the years ended December 31, 2013, 2012 and 2011, respectively, and $8.4 million and $4.2 million for the periods ended June 30, 2014 and 2013, respectively. The combined financial statements of Green River Processing include direct charges for operations and support of our assets and costs allocated by QEP. These allocated costs are reimbursed and relate to: (i) various business services, including, but not limited to, payroll, accounts payable and facilities management, (ii) various corporate services, including, but not limited to, legal, accounting, treasury, information technology and human resources and (iii) restructuring, compensation, share-based compensation, and other post-retirement costs.

The following table summarizes the other related party income statement transactions with QEP:

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in millions)
Revenue from related party	$15.3	$15.5	$33.3	$33.1	$17.6
Interest income from related party	—	1.7	2.5	4.6	4.3

Note 4—Property, Plant and Equipment

A summary of the historical cost of Green River Processing’s property, plant and equipment is as follows:

		June 30, 2014	December 31,
			2013	2012
	Estimated useful lives	(in millions)
Processing equipment	5 to 40 years	$308.0	$305.3	$276.5
General support equipment	3 to 30 years	4.7	3.9	4.1
Total property, plant and equipment		312.7	309.2	280.6
Accumulated depreciation		(37.3)	(33.2)	(26.6)
Total net property, plant and equipment		$275.4	$276.0	$254.0

Note 5—Asset Retirement Obligations

Green River Processing records ARO when there are legal obligations associated with the retirement of tangible long-lived assets. The fair values of such costs are estimated based on abandonment costs of similar assets and are depreciated over the life of the related assets. Revisions to the ARO liability may occur, amongst other things, due to changes in estimated abandonment costs and estimated settlement timing. The ARO liability is adjusted to present value each period through an accretion calculation using a credit-adjusted, risk-free interest rate of the Business.

The following is a reconciliation of the changes in the ARO for the periods specified below:

Asset Retirement Obligations
(in millions)
ARO liability at January 1, 2013	$3.8
Accretion	0.2
Liabilities incurred	0.3
Revisions	0.4
ARO liability at December 31, 2013	4.7
Accretion	0.1
ARO liability at June 30, 2014	$4.8

Note 6—Commitments and Contingencies

Contingencies
Green River Processing may be involved in various commercial and regulatory claims, litigation and other legal proceedings that arise in the ordinary course of our business. Management assesses these claims in an effort to determine the degree of probability and range of possible loss for potential accrual in our combined financial statements. In accordance with ASC 450, Contingencies, an accrual is recorded for a loss contingency when its occurrence is probable and damages can be reasonably estimated based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes. Because legal proceedings are inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about uncertain future events. When evaluating contingencies, management may be unable to provide a meaningful estimate due to a number of factors, including the procedural status of the matter in question, the presence of complex or novel legal theories, and/or the ongoing discovery and development of information important to the matter. As of the periods presented herein, Green River Processing has not recorded any litigation loss contingencies.

Commitments
QEP has contractual cash obligations for NGL transportation and fractionation services with various third-parties. Market conditions and competition may prevent full utilization of the contractual capacity. A portion of QEP's cash obligations for NGL transportation and fractionation services are allocated to Green River Processing. The allocated annual payments and the corresponding years for transportation and fractionation services allocated to Green River Processing are as follows (in millions):

Year	Amount
2014	$33.2
2015	33.2
2016	33.2
2017	33.2
2018	33.2
After 2018	99.7
Total	$265.7

QEP has contractual cash obligations for operating leases of which a portion is allocated to Green River Processing. These leases have original terms ranging from 10 to 12 years and are classified as operating leases. Allocated rent expense related to these leases was $0.3 million, $0.2 million and $0.1 million for 2013, 2012 and 2011, respectively.

Allocated annual payments and the corresponding years for operating lease contracts are as follows (in millions):

Year	Amount
2014	$0.3
2015	0.3
2016	0.3
2017	0.3
2018	0.2
After 2018	1.1
Total	$2.5

Note 7—Income Taxes

Details of income tax expenses and deferred income taxes from continuing operations are provided in the following tables. The components of income tax expenses were as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
Federal income tax expense	(in millions)
Current	$3.3	$2.8	$5.2	$10.7	$18.4
Deferred	4.3	4.9	9.3	14.4	15.4
Total income tax expense	$7.6	$7.7	$14.5	$25.1	$33.8

Green River Processing’s statutory federal income tax rate and effective income tax rate are both 35% for all periods presented.

Taxes are calculated on a separate return basis, rather than allocated from QEP or QEPFS. Green River Processing has been included in QEP’s consolidated U.S. tax return. QEPFS is jointly (with other subsidiaries of QEP) and severally liable for any additional taxes that may be assessed.

All of Green River Processing’s deferred tax assets and liabilities are presented in the lines "Deferred income taxes" within the Combined Balance Sheet. Significant components of our deferred income taxes are as follows:

	June 30, 2014	December 31,
		2013	2012
	(in millions)
Deferred tax liabilities
Property, plant and equipment	$82.1	$77.8	$68.4
Total deferred tax liabilities	82.1	77.8	68.4

Deferred tax assets
Bonus and vacation accruals	0.4	0.4	0.5
Total deferred tax assets	0.4	0.4	0.5
Net deferred income tax liability	$81.7	$77.4	$67.9

Note 8—Subsequent Events

On July 1, 2014, QEPFS sold 40% of the membership interests in Green River Processing, LLC, a wholly owned subsidiary of QEPFS, to QEP Midstream Partners, LP, for $230.0 million. The transaction was accounted for as a transaction between entities under common control. In connection with the acquisition, QEPFS transfered the assets of Green River Processing to Green River Processing, LLC.